MDGS.TASE MDGS.Nasdaq July 16, 2018 Filed Pursuant to Rule 433 Registration No. 333 - 225610 Issuer Free Writing Prospectus dated July 16 , 2018 Relating to Preliminary Prospectus dated July 16 , 2018

Forward looking statements This presentation may contain statements that are “ Forward - Looking Statements, ” which are based upon the current estimates, assumptions and expectations of the company ’ s management and its knowledge of the relevant market . The company has tried, where possible, to identify such information and statements by using words such as “ anticipate, ” “ believe, ” “ envision, ” “ estimate, ” “ expect, ” “ intend, ” “ may, ” “ plan, ” “ predict, ” “ project, ” “ target, ” “ potential, ” “ will, ” “ would, ” “ could, ” “ should, ” “ continue, ” “ contemplate ” and other similar expressions and derivations thereof in connection with any discussion of future events, trends or prospects or future operating or financial performance, although not all forward - looking statements contain these identifying words . By their nature, Forward - Looking Statements involve uncertainties which may cause future results of the company ’ s activity to differ significantly from the content and implications of such statements . Among the factors which may cause the actual results to differ from the Forward - Looking Statements are changes to the overall global economic environment, insufficient coverage or reimbursement from medical insurers for our products, the impact of competition and new technologies, general market, political and economic conditions in the countries in which we operate, our ability to continue as a going concern, our projected capital expenditures and liquidity, government regulations and approvals, changes in customers ’ budgeting priorities and litigation and regulatory proceedings . Forward - Looking Statements are pertinent only as of the date on which they are made, and the company undertakes no obligation to update or revise any Forward - Looking Statements, whether as a result of new information, future developments or otherwise . Nothing in this presentation should be deemed to be medical or other advice of any kind . 2

Free writing prospectus This presentation highlights basic information about Medigus Ltd . and the offering . Medigus Ltd . has filed a registration statement on Form F - 1 (Registration No . 333 - 225610 ) (including a prospectus) with the U . S . Securities and Exchange Commission (the “ SEC ” ) for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about MedigusLtd . and this offering . The preliminary prospectus dated July 16 , 2018 , and subsequent amendments are available at the SEC website : https : //www . sec . gov/Archives/edgar/data/ 1618500 / 000121390018009220 /ff 12018 a 1 _medigusltd . htm . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, Medigus Ltd . or any underwriter or any deale

Free writing prospectus This presentation highlights basic information about Medigus Ltd . and the offering . Medigus Ltd . has filed a registration statement on Form F - 1 (Registration No . 333 - 225610 ) (including a prospectus) with the U . S . Securities and Exchange Commission (the “ SEC ” ) for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about Medigus Ltd . and this offering . The preliminary prospectus dated July 16 , 2018 , and subsequent amendments are available at the SEC website : https : //www . sec . gov/Archives/edgar/data/ 1618500 / 000121390018009220 /ff 12018 a 1 _medigusltd . htm . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, Medigus Ltd . or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting H . C . Wainwright & Co . , LLC, 430 Park Avenue, 3 rd Floor, New York, NY 10022 , by calling (646) 975 - 6996 or emailing placements@hcwco . com . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . 3

r participating in the offering will arrange to send you the prospectus if you request it by contacting H . C . Wainwright & Co . , LLC, 430 Park Avenue, 3 rd Floor, New York, NY 10022 , by calling (646) 975 - 6996 or emailing placements@hcwco . com . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . 3

Free writing prospectus This presentation highlights basic information about Medigus Ltd . and the offering . Medigus Ltd . has filed a registration statement on Form F - 1 (Registration No . 333 - 225610 ) (including a prospectus) with the U . S . Securities and Exchange Commission (the “ SEC ” ) for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about Medigus Ltd . and this offering . The preliminary prospectus dated July 16 , 2018 , and subsequent amendments are available at the SEC website : [INSERT WEBLINK WHEN FILED ] . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, Medigus Ltd . or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting H . C . Wainwright & Co . , LLC, 430 Park Avenue, 3 rd Floor, New York, NY 10022 , by calling (646) 975 - 6996 or emailing placements@hcwco . com . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . 3

Medigus – a compelling investment thesis Flexible Endoscopic Surgery; Platform technology for minimally invasive, transoral approach for endoscopic procedures Strong IP; Protecting global markets for flexible endoscopic stapling, miniaturized visualization and integrated ultrasound MUSE ™ System for Reflux Disease; Minimally invasive surgery for GERD. FDA cleared, CE marked, published data with U.S. CPT Cat 1 procedure code Micro Camera entering new markets; ScoutCam platform already being used in large Medical and Industrial markets. Innovative Product Pipeline; Disruptive solutions for unmet needs across attractive markets based on direct image guided surgery 4

• Strong regulatory foundation FDA + CE • Critical KOL Support in US, EU and China • Peer reviewed published data • CMS Cat 1 reimbursement code for Reflux procedure • MUSE is generating revenue in commercial use GI & Surgery • Prototype complete for Carpal Tunnel - $ 780,000 development agreement in place • Integrated cutting tool combined with micro visualization • Fully integrated device • Intellectual Property in place for visualization technology Ortho & Int. Radiology • NASA program, Nuclear Facilities, Airplane Engines plus other industrial applications • Capable of operating in extreme environmental conditions • Custom - tailored imaging solution based on customer - defined parameters Industrial & General Imaging Medigus platform technology Flexible Endoscopic Surgery & Micro - Visualization 5

MUSE – M edigus U ltrasonic S urgical E ndostapler 6

Changing demographics driving global need Upper GI diseases addressed; GERD, Obesity, GI Cancer Obesity Western Diet Aging Population 7

GERD – the condition normal sphincter Stomach acid rises through lax sphincter Results in pain and possible esophageal cancer Current therapy: drugs (PPIs) and/or surgery 8

• Huge market, but drugs don ’ t solve underlying problem • ~ 30 % not satisfied with PPIs • FDA warnings on chronic use Medical Treatment GERD – existing treatments 9 Source: Gut. 2012 ; 61 (4): 501 - 506 • Dysphagia, bloating and pain are common • Unpopular (< 2 % of patients) • Laparoscopic surgical procedure Surgical Treatment

GERD transition in healthcare … .. 1990 s Laparoscopic Surgery 1900 s Open Surgery 2018 Flexible Endoscopic Surgery 10 Less Invasive More Invasive

GERD – a global unmet need Independent iData Research report (2012): US Market for Gastrointestinal Endoscopic Devices" Clostridium Difficile - Associated Diarrhea (CDAD ) > 55 m potential patients with chronic GERD 7 x increased probability of esophageal cancer from daily GERD 30 % of PPI users not satisfied (woken up by GERD, daily life impact) Anti PPI trend • increased risk of hip, hand & spine fractures • focal arrhythmias • low magnesium levels • associated with CDAD & dementia > 350 k surgical procedures for chronic GERD 11

Treatment gap between PPI and surgery Current Market Severity of Symptoms and Dissatisfaction High GERD patients Long term PPI use Surgery Low None treated Chronic GERD < 2% 12

Treatment gap between PPI and surgery MUSE Upside Severity of Symptoms and Dissatisfaction GERD patients Surgery None treated Chronic GERD High GERD patients ™ MUSE Potential Low None treated Long term PPI use Patient Market > 60 Million 13

MUSE fills the treatment gap https://www.youtube.com/user/medigus 2013 14

MUSE ™ Flexible Endoscopic Surgery Integrated ultrasound Flexible, endoscopic staples Optics are simply part of the device Gen 8 MUSE Commercial Ready! 15

MUSE validation in peer review journals 4 + year follow - up on 37 of 69 patients in Pivotal Study 69 % remained off PPI at 4 yrs. 84 % of this group were off PPI at 6 months 69 - 82 % improvement In GERD Health Related Quality of Life scores at each time point Results equal to or better than those for other devices for Endoluminal GERD therapy 16

MUSE vs. Surgery Direct vision as part of the endoscope, no other device needed Single MD operation, no separate endoscope needed Integrated ultrasound to visualize tissue thickness for stapling accuracy Standard surgical staples durable and reliable Flexible surgical endoscope designed for single use 17

Early Revenue Single Use MUSE (US ASP $ 3,200 ) Reimbursement in U.S., Germany, Italy and Spain Generation 8 MUSE is launched China CFDA Trial in Process U.S. & EU Clinical Registry Complete KOLs Trained (currently in U.S., Europe, China and Israel) MUSE is commercial ready, FDA and CE cleared 18

Medigus ScoutCam New Market Opportunities for Micro - Visualization Platform 19

Expanding Markets using Proprietary Micro - Visualization Technology Large Potential Medical and Industrial Applications: • Interventional Radiology, GI, Orthopedics • ENT, Cardiac & Peripheral Vascular Surgery • Aeros pace, Nuclear Component Visual Inspection, Military Applications and Non Destructive Testing Applications (NDT) Differentiated Advantages • Alternative to Standard Medical Imaging (i.e. Fluoroscopy) • Provides Direct Vision for small places • Small, easy to use, patent protected, proprietary technology FlexLED – Medigus integrated wireless disposable flexible camera and illumination solution with total outer diameter of only 1.6 mm 20 http://www.microscoutcam.com/

Value Proposition for ScoutCam - Medical Medigus ’ micro - visualization platform may be used in a similar way as a standard angiogram is used for current medical imaging; • A critical integrated component of the MUSE • Development agreement in place with Ortho company to develop new Carpel Tunnel Device • Design to meet regulatory requirements for Medical Device companies • Expertise in single - use medical products • Comprehensive customization Image of Stent in Brain Direct Vision Using ScoutCam Image of Stent in Brain Example of Standard Medical Imaging vs Direct Visualization of Stent in Brain 21 http://www.microscoutcam.com/

Value Proposition for ScoutCam - Industrial Medigus has the capability to offer custom - tailored imaging solution based on customer - defined parameters. • Capable of operating in extreme environmental conditions • Proprietary video signaling can be delivered to an extended length, enabling image inspection at remote narrow and challenging environment • Successful integration for single - use or multi - use products and designs Image of Stent in Brain Direct Vision Using ScoutCam Image of Stent in Brain 22 NASA – VIPIR robot http://www.microscoutcam.com/

Strategic patent portfolio 70 worldwide patents 19 U.S. patents 23

• Transgastric method for carrying out a partial fundoplication (USA) • Stapling device (USA, Israel, Germany, UK, France, Canada) • Method of performing surgical procedures on patients suffering from hiatal hernia (USA) • Fundoplication apparatus and method ( USA, Israel, Japan , Canada , UK, Germany , France, New Zealand ) • Endoscopic device having ultrasonic positioning (USA, Israel, Mexico, Canada) • Stapler for endoscopes ( USA, New Zealand , Mexico , Israel, Japan , Canada , UK, Germany , France, Italy , 5 continuation patents in USA) • Endoscopic Stapler Having a Camera (USA and Israel) • Endoscopic device comprising linear staplers and a video camera on its distal end (USA) • Endoscope - Like Devices Comprising Sensors That Provide Positional Information (pending in Israel and PCT) • Articulation section (USA, Israel) Issued Patent Summary 24

• Small diameter video camera (Japan, Korea, Israel, US - for Medical Device and Visualization Probes only – Germany, France, UK, Italy – parent + 2 divisional patents for each of the 4 countries) • Camera Head (allowed Israel – pending USA, Europe, Japan, Canada) • Autoclavable imager assembly (USA, Israel, Canada, UK, Germany, France, Italy) • Multiple view endoscopes (USA, Australia, New Zealand, S.Africa , Mexico, Japan, Canada, UK, Germany, France, Italy) • Integrated Endoscope Irrigation (granted Japan – pending Canada, Europe, Israel, USA, a divisional application in Japan) • A Medical Device Comprising Alignment Systems for Bringing Two Portions into Alignment (USA) • Ultrasound Positioning (Canada, Mexico, Israel, USA) • Multipurpose Endoscopy Suite (Germany, UK, Israel, Canada) Issued Patent Summary 25

Take Home Thoughts 26

Take home thoughts Dedicated MUSE procedure reimbursement; US CPT code increased by 93 % in Jan. 2018 . Commercial MUSE traction ; generating revenue in US & EU, China CFDA in process, Micro - ScoutCam revenue ongoing New clinical data supporting MUSE procedure; using MUSE shows consistent improvement of symptoms based on GERD - HRQL index and sustained elimination or reduction of PPI usage Compelling Medigus platform; using micro camera for direct procedure imaging – recent development agreement in place for Ortho market Strong intellectual property; over 70 issued patents worldwide with 19 issued patents in the US 27

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Experienced leadership team



Doron Birger
Chairman

Mr. Birger served as Chairman and Director for Given Imaging Ltd. (publicly traded NASDAQ and TASE) from June 2000 until February 2014, He also served as Chief Executive Officer of Elron Electronic Industries, Ltd. (publicly traded NASDAQ and TASE), or Elron, from August 2002 until April 2009.



Chris Rowland
CEO

25 years of medical device senior leadership experience, including 17 years in leadership roles at Boston Scientific Corporation; President Americas of Given Imaging (acquired by Covidien for $860m); President of IntraPace.



Menashe Sonnenschein
VP Operations

Menashe has been CTO of Medigus since its establishment, and has been responsible for the development of the MUSE™ device as well as the clinical trial management. Menashe is a specialist in regulatory compliance and in design control.



Dr. Yaron Silberman
VP Sales & Marketing

Over 20 years of experience in the high-tech medical device industry, with expertise in marketing, sales, business development, and product management. Prior to Medigus, Yaron held positions with Siemens, Given Imaging, MedSim and NiTi Surgical Solutions.

Medigus

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